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                                                                      EXHIBIT 99


November 7, 1997

                      REGIONS FINANCIAL BUYS FLORIDA BANK

Regions Financial Corporation and Key Florida Bancorp, Inc. jointly announced that they have entered into a non-binding letter of intent with regards to a proposed merger of Key Florida Bancorp into Regions Financial.

Under the terms of the proposal, Regions would exchange .3666 of a share of its common stock for each share of Key Florida common stock. Based on Regions' closing stock price of $38.125 on November 6, 1997, the transaction would be valued at approximately $38.5 million and represent an exchange value of $13.98 for each share of Key Florida common stock. The merger, which is anticipated to be accounted for as a pooling of interests, is expected to be consummated during the first half of 1998, pending execution of a definitive merger agreement, approval of Key Florida stockholders and regulatory authorities, completion of due diligence by Regions and other customary conditions of closing. The transaction is expected to be a tax-free reorganization for federal income tax purposes.

J. Stanley Mackin, Chairman and Chief Executive Officer of Regions, stated, "We are very pleased to move into the Manatee/Sarasota market area through our affiliation with Key Florida Bancorp. The addition of Key Florida to Regions' Florida operations will give us a new presence in this vibrant market. We are looking forward to our new relationship with Key Florida's employees, stockholders and customers."

Stephen R. Jonsson, President and Chief Executive Officer of Key Florida Bancorp, said, "We have been very impressed by Regions. The quality of their people, their operating philosophy and their record of success are all good signs for our shareholders, customers and employees."

Key Florida is the fifth largest independent bank on the West coast of Florida with seven offices throughout Manatee and Sarasota counties. At September 30, 1997 Key Florida had total assets of $212 million, deposits of $198 million and stockholders' equity of $13.1 million.

Regions Financial Corporation is a regional multi-bank holding company providing banking services from more than 430 offices in five southeastern states and bank-related services in the fields of mortgage banking, insurance, securities brokerage and mutual funds. In addition to Key Florida, Regions currently has five pending acquisitions, three in South Carolina, one in Georgia and one in Louisiana. After all pending acquisitions are completed, Regions' total assets are expected to exceed $23.5 billion. Regions' common stock is traded in the Nasdaq national market system under the symbol RGBK.

                      For additional information contact:
  Ronald C. Jackson, Assistant Comptroller and Director of Investor Relations
                                  205/326-7374